December 26, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.02 of friendlyway Corporation’s Form 8-K dated December 23, 2005 (attached), and have the following comments:

1.	We agree with the statements made in paragraphs 3 and 4.

2.
We disagree with the statement made in paragraph 2. On December 12, 2005, we advised the Board of Directors of friendlyway Corporation (“registrant”) that we resigned as the independent registered public accounting firm of the registrant effective immediately.

3.	We have no basis on which to agree or disagree with the statement made in paragraph 1.

Yours truly,

/s/Asher & Company, Ltd.